EXHIBIT 99

Contact:
     Admiralty Bancorp, Inc., Palm Beach Gardens
     Ward Kellogg, 561/624-4701
     Melisa Kratz, 561/624-4701

                                  PRESS RELEASE

              Admiralty Bancorp. Inc. Announces Successful Offering

PALM BEACH GARDENS, Fla.--(BUSINESS WIRE)--December 12, 2000 --Admiralty Bancorp, Inc., (NASDAQ NM: AAABB), parent company of Admiralty Bank and Admiralty Insurance Services, LLC, announced today that it has successfully undertaken an offering of its Class B common shares, accepting subscriptions for $7.5 million at $10.00 per share. The Company commenced a community offering primarily in the Orlando, Florida area on November 7, 2000 to raise between $7 and $11 million primarily to fund Admiralty Bank's expansion into the Orlando, Florida area. The Company expects that the offering will remain open until the full $11 million is raised. The sale is accretive to the Company's book value, adding $0.78 per share, or 11% to the September 30, 2000 book value per share.

Ward Kellogg, President and CEO of Admiralty Bancorp, Inc., stated, "We are very pleased with the positive reception to our offering. We believe this shows the market's confidence in our business, and its appreciation for our continuing achievements. The Orlando business community has been very receptive to the Admiralty Bank style of banking. The increased capital raised in this offering will help to make us an even stronger institution as we continue our expansion in the Orlando area and elsewhere in Florida."

"We are grateful to all of the investors who place their trust in Admiralty," added Bruce Mahon, Chairman of the Board of Admiralty Bancorp, Inc., "and, as we continue to expand, we will strive to reward them for their support."

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank and Admiralty Insurance Services, LLC. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and five branch offices located in Boca Raton, Juno Beach, Jupiter, Melbourne and Orlando, Florida. The Bank intends to open two additional branches in the Orlando area and one branch in Cocoa Beach, Florida, in the first quarter of 2001.

The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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